Exhibit 5.2

DLA Piper LLP (US) 1251 Avenue of Americas New York, New York 10020-1104 www.dlapiper.com T 212.335.4500 F 212.335.4501

February 22nd, 2023

Freightos Limited
Technology Park Building 2
1 Derech Agudat Sport HaPo’el
Jerusalem, Israel 9695102

Re:	Freightos Limited

Ladies and Gentlemen:

We have acted as special New York counsel to Freightos Limited, a Cayman Islands exempted company (the “Company”), in connection with the Registration Statement on Form F-1 (the “Registration Statement”) and the related prospectus filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement provides for the registration of the resale of certain securities of the Company, including 8,550,549 warrants (the “Warrants”), each warrant exercisable to purchase one ordinary share of the Company, par value $0.00001 per share, pursuant to the warrant agreement, dated as of October 12, 2021, between Continental Stock Transfer & Trust Company and Gesher I Acquisition Corp. (as amended on January 25, 2023, prior to the issuance of the Warrants, the “Warrant Agreement”). This opinion is being furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained therein.

As such counsel, we have examined such questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and we express no opinion with respect to the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies. Various matters concerning the laws of the Cayman Islands are addressed in the opinion of Conyers Dill & Pearman LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and, to the extent such matters are necessary to the conclusions expressed herein, we have, with your consent, assumed that the legal conclusions relating to such matters are correct.

Our opinion set forth herein is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. In addition, we express no opinion as to: (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief; (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) the creation, validity, attachment, perfection, or priority of any lien or security interest; (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (g) waivers of broadly or vaguely stated rights; (h) provisions for exclusivity, election or cumulation of rights or remedies; (i) provisions authorizing or validating

Freightos Limited

February 22nd, 2023

conclusive or discretionary determinations; (j) grants of setoff rights; (k) proxies, powers and trusts; (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; or (m) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Warrants and the Warrant Agreement have been duly authorized, executed and delivered by the parties thereto, (b) that the Warrants constitute valid and legally binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, (c) that the status of the Warrants as valid and legally binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities, (d) that the Warrants have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Warrant holders, and (e) that the Warrants have been issued by the Company in the manner contemplated by the Warrant Agreement.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Warrants are valid and legally binding obligations of the Company, enforceable against the Company in accordance with the terms of the Warrant Agreement.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)